EXHIBIT 10.22

DIRECTOR’S SETTLEMENT AGREEMENT

DIRECTOR’S SETTLEMENT AGREEMENT, dated as of the 9th day of December, 2008 (“Agreement”), by and between Chancellor Group, Inc., a Nevada corporation, with offices at 216 South Price Road, Pampa, TX 79065 (“Chancellor ”), and   Peter Harris, of 162/299 Queen St., Melbourne, Victoria 3000 Australia ("Peter Harris”), Chancellor  and Peter Harris are sometimes referred to herein as the “Parties”, or individually as a “Party”.
WHEREAS, Peter Harris has agreed to resign a director of Chancellor; and
WHEREAS, Peter Harris is due  170,000 shares of Chancellor’s  Common Stock, par value USD$.001 per share (“Common Stock”) for services previously rendered as a director of Chancellor; and
WHEREAS, the Parties wish to provide for settlement of the obligations of each respective Party to the other Party pursuant to the terms of this Agreement; and
WHEREAS, each of the Parties could attempt to assert claims against the other party; and
WHEREAS, the Parties desire to resolve all potential disputes with this Settlement Agreement.
NOW, THEREFORE, in consideration of the agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between the parties as follows:

1.	Settlement of Obligation between the Parties. The Parties shall make full settlement of obligations due Peter Harris for his services as a Director:
A.	Effective Date. The official date and time of termination of Peter Harris’s term as a director of Chancellor shall be 5:15 p.m. (Australian Eastern Standard Time), December 5, 2008.
B.
Payment.  Chancellor  shall pay Peter Harris upon the signing hereof the sum of $10,000 in full settlement of Chancellor ’s obligations to Peter Harris for unreimbursed expenses with regard to Peter Harris’s service as a director or otherwise.   Chancellor  shall not be required to pay Peter Harris any further fees or expense reimbursements, except as provided in C immediately below.

C.
Issuance of Common Stock. Chancellor shall issue to Peter Harris upon the signing hereof 170,000 shares of Common Stock in full settlement of Chancellor’s obligation to Peter Harris to issue shares of Chancellor Common Stock to Peter Harris for director’s fees.

2.
Release by Peter Harris.  In consideration for settlement of the termination of Peter Harris’s employment as provided hereinabove and the agreements of Chancellor  made as provided herein, Peter Harris, as releasor, remises, releases and forever discharges Chancellor, its respective subsidiaries, officers, directors, agents, representatives, successors and assigns, jointly and severally, from any and all debts, demands, actions, causes of action, suits, damages, claims and liabilities based on matters relating to Peter Harris’s service as a director of Chancellor or any other matter of whatever kind or nature, known or unknown, suspected or unsuspected, accrued or unaccrued, whether in law, equity or otherwise, and whether under contract, warranty, tort or otherwise, which Peter Harris ever had, now has or may have, claim or assert from the beginning of the world to the date of this Settlement Agreement, excepting for the obligations of Chancellor  under this Settlement Agreement.

3.
Release by Chancellor .  In consideration of the agreements of Peter Harris made as provided herein, Chancellor , as releasor, remises, releases and forever discharges Peter Harris, his respective, agents, representatives, heirs, successors and assigns, jointly and severally, from any and all debts, demands, actions, causes of action, suits, damages, claims and liabilities based on matters relating to Peter Harris’s service as a director of Chancellor or any other matter of whatever kind or nature, known or unknown, suspected or unsuspected, accrued or unaccrued, whether in law, equity or otherwise, and whether under contract, warranty, tort or otherwise, which Chancellor  ever had, now has or may have, claim or assert from the beginning of the world to the date of this Settlement Agreement, excepting for the obligations of Peter Harris under this Settlement Agreement.

4.
Confidential Treatment.  Except as required by law or applicable regulation, all business, customer, technology and financial information concerning Chancellor  (“Confidential Business Information”) shall be maintained in confidence by Peter Harris and shall not be disclosed to any third party, except for Confidential Business Information that is publicly available through Chancellor ’s filings under the Securities Exchange Act of 1934, as amended, or otherwise made public by Chancellor  or its licensor.  This Settlement Agreement, and the terms hereof, shall be maintained in confidence by the parties and shall not be disclosed to any third party.  Neither Chancellor  nor Peter Harris shall discuss this Settlement Agreement nor any of the transactions leading up to this Settlement Agreement with any other person, other than their respective counsel.

5.
Agreement Represents Compromise.  This Settlement Agreement represents a compromise of disputed claims and is not to be deemed or construed to be an admission of liability or of the truth of any fact on the part of any party.  By this Settlement Agreement, the parties intend merely to avoid the potential for protracted dispute.

6.
Governing Law and Venue. This Settlement Agreement shall be construed under the laws of the State of Texas pertaining to contracts made and to be performed in Texas, without giving effect to its choice of law provisions. The Parties hereto hereby consent to venue in any state or federal court within the State of Texas having jurisdiction over Gray County for all purposes in connection with this Agreement.

7.
Entire Agreement.  This Settlement Agreement embodies the entire agreement of the parties on the subject matter hereof and supersedes and replaces all prior agreements between the parties regarding these matters. It may not be changed or modified orally, but only by a writing signed by each of the parties to be bound by such changes or modification.

8.
Counterparts.  This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

9.
Attorney’s Fees.  In any litigation arising out of this Agreement, the prevailing party shall be entitled to reimbursement of reasonable attorney’s and costs associated with such litigation through all levels of appeals.

IN WITNESS WHEREOF, the parties have set their hands and seals to this Director’s Settlement Agreement which is effective as of the day and year first above written.

CHANCELLOR GROUP, INC.

By:	/s/ Thomas H. Grantham 12/11/08
Title: President

/s/ Peter Harris
Peter Harris